Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. PROVIDES UPDATE REGARDING

COMMONWEALTH HEALTH SYSTEM

FRANKLIN, Tenn. (November 26, 2024) – Community Health Systems, Inc. (NYSE: CYH) provided an update on the planned divestiture of Commonwealth Health System in Pennsylvania.

On November 22, 2024, CHS/Community Health Systems, Inc. (“CHS”), a wholly-owned subsidiary of Community Health Systems, Inc. (the “Company”), and WoodBridge Healthcare, Inc. (“WoodBridge”) mutually agreed to terminate the Asset Purchase Agreement dated July 30, 2024, as amended (the “Purchase Agreement”), between CHS and certain wholly-owned subsidiaries (the “CHS Selling Entities”) and WoodBridge and certain of its affiliates.

Under the terms of the Purchase Agreement (which was previously disclosed on a Current Report on Form 8-K filed by the Company on July 30, 2024), WoodBridge would have acquired substantially all of the assets of, and assumed certain liabilities from, the CHS Selling Entities related to Regional Hospital of Scranton in Scranton, Pennsylvania, Moses Taylor Hospital in Scranton, Pennsylvania, and Wilkes-Barre General Hospital in Wilkes-Barre, Pennsylvania, and certain related businesses.

The termination of the Purchase Agreement was due to WoodBridge’s inability to satisfy the funding requirements in the Purchase Agreement because of certain developments affecting the expected proceeds available to WoodBridge from the issuance of publicly offered tax-exempt and taxable bonds.

The Company will evaluate future options for Commonwealth Health in light of the termination of this transaction.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company's affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 39 distinct markets across 15 states. CHS subsidiaries own or lease 69 affiliated hospitals with more than 11,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contacts:
Community Health Systems

Tomi Galin, (615) 628-6607

Executive Vice President, Corporate Communications, Marketing and Public Affairs

Investor Contacts:
Community Health Systems

Kevin Hammons, (615) 465-7000

Exhibit 99.1

President and Chief Financial Officer

Anton Hie, (615) 465-7012

Vice President – Investor Relations

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